UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                           SEC  FILE  NUMBER:  000-30168
                       FORM  12B-25     CUSIP  NUMBER:  2833260  10  2


                           NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):  (X)  FORM  10-KSB  (  )  FORM 20-F  ( ) FORM 11-K ( ) FORM 10-QSB
               (  )  FORM  N-SAR

     FOR  PERIOD  ENDED:       12/31/2001
                          -------------------

     (  )     TRANSITION  REPORT  ON  FORM  10-K
     (  )     TRANSITION  REPORT  ON  FORM  20-F
     (  )     TRANSITION  REPORT  ON  FORM  11-K
     (  )     TRANSITION  REPORT  ON  FORM  10-Q
     (  )     TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:
                                         ---------------------------------------


                         PART  I  -  REGISTRANT  INFORMATION


WEBSERVICES  INNOVATIONS,  LTD.
-----------------------------------
FULL  NAME  OF  REGISTRANT


---------------------------------------------
FORMER  NAME  IF  APPLICABLE


31878  DEL  OBISPO  SUITE  118-606
-------------------------------------
ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)


SAN  JUAN  CAPISTRANO,  CA  92675
----------------------------
CITY,  STATE  AND  ZIP  CODE

                        PART  II  -  RULES  12B-25(B)  AND  (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

           | (A)     THE  REASONS  DESCRIBED IN REASONABLE DETAIL IN PART III OF
           |         THIS  FORM  COULD  NOT  BE  ELIMINATED WITHOUT UNREASONABLE
           |         EFFORT  OR  EXPENSE;
           |
           | (B)     THE  SUBJECT  ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
           |         REPORT  ON  FORM 10-KSB,  FORM 20-F,  11K,  FORM N-SAR,  OR
 (X)       |         PORTION THEREOF, WILL BE FILED ON OR BEFORE  THE  FIFTEENTH
           |         CALENDAR DAY FOLLOWING  THE  PRESCRIBED  DUE  DATE; OR  THE
           |         SUBJECT  QUARTERLY  REPORT OF TRANSITION REPORT ON THE FORM
           |         10-QSB, OR PORTION THEREOF WILL BE FILED ON OR  BEFORE  THE
           |         FIFTH  CALENDAR DAY FOLLOWING THE PRESCRIBED  DUE DATE; AND
           |
           | (C)     THE  ACCOUNTANT'S  STATEMENT  OR  OTHER EXHIBIT REQUIRED BY
           |         RULE  12B-25(C)  HAS  BEEN  ATTACHED  IS  APPLICABLE.

                              PART  III  -  NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY THE FORM 10-KSB, 11-K, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTIONS THEREOF, COULD NOT BE FILED WITH THE PRESCRIBED TIME PERIOD.

"THE COMPANY HAS BEEN DILIGENTLY PROVIDING ITS INDEPENDENT AUDIT FIRM THE REQUIRED INFORMATION FOR EACH ENTITY PRIOR TO THE CLOSE OF TRANSACTION BETWEEN SNOHOMISH AND WEBSERVICES INNOVATIONS, INC. FOR THE YEAR ENDING DECEMBER 31 2001 CONSOLIDATED FINANCIAL STATEMENTS. THE COMPANY EXPECTS TO FILE WITHIN THE PRESCRIBED TIME PROVIDED UNDER PART II RULE 12B-25 (B) FOR ITS YEAR 2001 10-KSB FILING."

                           PART  IV  -  OTHER  INFORMATION

(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
NOTIFICATION

     JENA  MINNICK-HARRY                  949                     366-2674
     ---------------                    -----               ------------------
          (NAME)                    (AREA  CODE)            (TELEPHONE  NUMBER)


(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER) PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS) BEEN FILED? IF ANSWER IS NO IDENTIFY REPORT(S).

YES  (X)      NO  (  )



(3) IT IS ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

YES  (  )      NO  (X)


IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.



REASON  FOR  LATE  FILING:

DUE TO SCHEDULING DIFFICULTIES, THE COMPANY HAS NOT BEEN ABLE TO PROVIDE ITS INDEPENDENT AUDIT FIRM THE REQUIRED INFORMATION IN TIME TO MEET THE FILING DATE OF MARCH 31, 2001. THE COMPANY EXPECTS TO FILE WITHIN THE PRESCRIBED TIME PROVIDED UNDER PART II RULE 12B-25 (B) FOR ITS YEAR 2001 10-KSB FILING.

                            EKNOWLEDGE  GROUP,  INC.
               ---------------------------------------------------
                  (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

THE BOARD OF EKNOWLEDGE GROUP, INC. HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE:           APRIL  1,  2002              BY:
               ---------------              -----------------------------------
                          JENA  MINNICK-HARRY,
      SECRETARY/DIRECTOR



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                                    ATTENTION

            INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF  FACT  CONSTITUTE
               FEDERAL  CRIMINAL  VIOLATIONS  (SEE  18  U.S.C.  1001).L
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1. THIS FORM IS REQUIRED BY RULE 12B-25 (17 CFR 240, 12B-25) OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF PUBLIC RECORD IN THE COMMISSION FILES.

3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONS SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.

4. AMENDMENTS TO THE NOTIFICATIONS MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.